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                                                                    EXHIBIT 10.2
                              SEPARATION AGREEMENT

         This Separation Agreement (Agreement) is made and entered into this 14th day of April, 2003 by and between Steven Goldsmith ("Employee") and ValueVision Media, Inc., a Minnesota corporation ("Company").

         In consideration of the terms and conditions set forth below, Company and Employee agree as follows.

                                    AGREEMENT

         1. Termination of Employment Agreement. Employee hereby resigns as an officer and as an employee of the Company.

         2. Benefits and Payments. Company will extend to Employee the following consideration, pursuant to the terms of the Employment Agreement, dated February 12, 2001 (the "Employment Agreement"), between Employee and the Company (any capitalized terms not defined in this Agreement shall have the meanings given them in the Employment Agreement):

         a. Separation Pay and Benefits; Continuing Services. The Company shall pay Employee an amount equal to one (1) year's Base Salary, Auto Allowance, and Bonus Salary (calculated as set forth in Section 6.f.) (collectively, the "Severance Payment"), less applicable federal and state withholdings. The Severance Payment shall be made by means of having Employee remain on the Company payroll (with no interruptions of paychecks) as an inactive employee for the period of once year from the date hereof ("Separation Period"). At any time during the Separation Period, Employee may opt to collect the balance of the Severance Payment in a lump sum, at which time, the Separation Period will terminate. The Company and Employee agree that the Bonus Salary to which Employee is entitled to receive shall be zero, based on the calculation methodology set forth in Section 6.f. In addition, Company shall continue to provide Employee with Benefits through the end of the Term. Promptly following the signature by Employee of this Agreement, Company will pay in a lump sum all accrued and unpaid vacation time to which Employee is entitled, less applicable federal and state withholdings. Employee will not accrue any additional vacation time from or after the date hereof. Employee will promptly submit the expense forms and documentation for any unpaid business expenses, and these will be promptly processed and reimbursed to Employee consistent with Company policies. Employee is entitled to all funds in his 401(k) plan account, and can forward any distribution requests to the Plan Administrator.

         b. COBRA Insurance Coverage. If Employee elects any insurance coverage under COBRA following the Term, then Employee shall be responsible for all amounts due for such insurance coverages under COBRA.

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         c.       No Other Remuneration. Employee agrees that he is not entitled to any remuneration from the Company except as provided in this Agreement. This includes back pay, sick pay, vacation and holiday pay, bonuses or any other compensation.

         d. Stock Options. Stock option grants to Employee which have not yet vested as of the date of this Separation Agreement will vest according to their terms during the Separation Period; and any stock options which have not vested as of the day prior to the last day of the Separation Period shall be accelerated and vest as of such date. Pursuant to the provisions of the stock option agreements with Employee, Employee will have a period of ninety (90) days from the last day of the Separation Period in which to exercise any options which have vested prior to or as of such date, and following such 90th day, any remaining unexercised stock options held by Employee shall be null and void.

         3. Non-Disparagement. Employee will not disparage Company, its affiliated businesses, or its officers, board members, or employees. The Company will not issue or release any public statements that are disparaging of Employee, and the senior executives of the Company will not disparage Employee.

         4. Employment Agreement; Continuing Obligations of Employee. The Employee and the Company agree and confirm that the termination of Employee's employment with the Company shall be deemed a termination pursuant to Section 6.f. of the Employment Agreement. Employee understands and agrees that he continues to be subject to the provisions of Section 7 (Confidential Information), Section 8 (Inventions and Patents) and Section 9 (Noncompete and Related Agreements) of the Employment Agreement following the date of this Separation Agreement; provided, however, that Company agrees that the noncompete obligations of Employee shall be limited by means of having the term "Restricted Business" in Section 9 of the Employment Agreement refer only to QVC, HSN and the Shop At Home networks.

         5. Records, Documents and Property. Employee hereby agrees and covenants that he has returned or will return all of Company's property, records, correspondence, and documents in Employee's possession.

         6. Confidentiality. The terms of this agreement will be treated as forever confidential by Employee and Company and, except as provided in this agreement, will not be disclosed by Employee to anyone except that Employee may make such disclosures to his career counselor, attorney, accountant, financial planner, and spouse and immediate family, and by Company except on a need-to-know basis. Any disclosures permitted by this paragraph will be made on the condition that the person to whom such disclosure is made will agree as a condition to in turn keep the terms of this agreement confidential.

         7. Non-Admission. Nothing in this agreement is intended to be, nor will be deemed to be, an admission of liability by Company or Employee that they have violated any state or

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federal statute, local ordinance, or principal of common law, or that Company or
Employee has engaged in any wrongdoing.

         8. Mutual Release. (a) In consideration of the payments and other benefits of this agreement, the Company and Employee hereby fully and finally mutually release, waive, and otherwise relinquish any and all claims that they have against one another through the date of this Agreement. The Company and Employee will not bring any lawsuits or make any other demands against one another, except as necessary to enforce this Agreement. The payments or other benefits that the Company and Employee will receive under this agreement is full and fair consideration for the release of such claims. Company and Employee do not owe anything other than what is set forth in this agreement.

         For purposes of this section, Company means ValueVision Media, Inc. and any company related to it in the past or present, and each of them; and past or present officers, directors, agents and employees of Company and any other person who acted on behalf of Company or on instructions from Company.

         The claims that Employee is releasing, waiving, and otherwise relinquishing hereunder include all of the rights he has now to any relief of any kind from Company, including but not limited to, claims for breach of contract; breach of fiduciary duty; fraud or misrepresentation; discrimination claims under the Minnesota Human Rights Act ("MHRA"), the Americans with Disabilities Act, or any other federal, state, or local civil rights laws; defamation; infliction of emotional distress; unlawful or wrongful termination of employment; and any other claims for unlawful employment practices.

                  9. Rights Concerning Release. Employee understands that he has the right to rescind his release of discrimination rights and claims under the MHRA within fifteen (15) calendar days of the date upon which he signs this agreement. He understands that, if he desires to do so, he must put the rescission in writing and deliver it to Company, in care of Nathan Fagre, Esq., ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, MN 55344, by hand or mail within fifteen (15) calendar days of the date of execution of this Agreement. If he delivers the rescission by mail, it must be:

                  a. postmarked within fifteen (15) calendar days of the day on which he signs this agreement;

                  b.       addressed to Nathan Fagre, Esq. at the above address;
                           and

                  c.       sent by certified mail, return receipt requested.

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         10.      Entire Agreement. This agreement and the employee benefits plans and stock option agreements in which Employee may be a participant, constitute the entire agreement between the parties with respect to the termination of Employee's employment relationship with Company, and the parties agree that there were no other inducements or representations leading to the negotiation, drafting, and execution of this agreement. Employee and Company acknowledges that they have read and understand, and voluntarily enter into, this Agreement.

         11. Invalidity. In case any one or more of the provisions of this agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this agreement will not in any way be affected or impaired.

         12. Heirs and Successors. This agreement shall inure to the benefit of and shall bind the parties, their heirs, successors, representatives, and assigns.

         13. Governing Law. This agreement shall be construed and interpreted in accordance with the laws of the state of Minnesota.

         14. Counterparts. This agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         15. Consultation Services. Employee agrees that, during the period from the date hereof until April 14, 2004, the Company may from time to time seek his advice or consult with him, at reasonable times mutually agreed by the parties, with respect to matters that Employee handled or issues with which Employee has particular knowledge or expertise.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on the day and year first above written.

                                    VALUEVISION MEDIA, INC.,

                                    By: /s/ W. Stann Leff
                                        --------------------------

                                    EMPLOYEE

                                    By: /s/ Steven Goldsmith
                                        --------------------------

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